                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, For Use of the Commission
                                               Only (as Permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Applied Graphics Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

(5) Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

     ---------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

(3)  Filing Party:

     ---------------------------------------------------------------------------

(4)  Date Filed:

     ---------------------------------------------------------------------------

                      [Applied Graphics Technologies Logo]

                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 21, 2000

                            ------------------------

To our stockholders:

     Notice is hereby given that the 2000 annual meeting of stockholders of Applied Graphics Technologies, Inc. (the "Company") will be held at the Harmonie Club, 4 East 60th Street, New York, New York 10022 on November 21, 2000, at 10:00 a.m., local time, for the following purposes:

          1. To elect twelve directors of the Company for terms expiring at the 2001 annual meeting of stockholders;

          2. To consider and vote upon a proposal to approve the Second Certificate of Amendment of First Restated Certificate of Incorporation of the Company to effect a two shares for five shares reverse stock split of the Company's issued and outstanding shares of common stock, par value $.01 per share; and

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on September 26, 2000 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the annual meeting at the annual meeting and during normal business hours, for ten days prior to the annual meeting, at the offices of the Company, 450 West 33rd Street, New York, New York 10001.

                                          By Order of the Board of Directors,

                                          /s/ Martin D. Krall
                                          MARTIN D. KRALL
                                          Secretary

Dated: October 10, 2000

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                      [Applied Graphics Technologies Logo]

                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 21, 2000
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Applied Graphics Technologies, Inc. (the "Company") for use at the 2000 annual meeting of stockholders to be held at the Harmonie Club, 4 East 60th Street, New York, New York 10022, on November 21, 2000, at 10:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

     The Company is mailing its annual report for the fiscal year ended December 31, 1999, together with this proxy statement and the enclosed proxy, to stockholders entitled to vote at the annual meeting. The annual report does not form any part of the material for the solicitation of proxies.

     The Company will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

     This proxy statement and the enclosed proxy are first being mailed to the Company's stockholders on or about October 10, 2000.

VOTING AND REVOCABILITY OF PROXIES

     A proxy for use at the annual meeting and a return envelope are enclosed. Shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted "FOR" the election of the twelve director nominees named in the proxy and "FOR" the approval of the Second Certificate of Amendment to the Company's First Restated Certificate of Incorporation. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any such matters properly come before the annual meeting, however, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to the Company's Corporate Secretary at its principal executive offices as follows: Applied Graphics Technologies, Inc., 450 West 33rd Street, New York, New York 10001, Attention: Corporate Secretary.

VOTING PROCEDURE

     All holders of record of the Common Stock of the Company at the close of business on September 26, 2000 will be eligible to vote at the annual meeting. Each holder of Common Stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of September 26, 2000, there were 22,584,282 shares of Common Stock outstanding.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (as hereinafter defined) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the annual meeting. The inspectors of election will treat shares represented by executed proxies that abstain as shares that are present and entitled to vote for purposes of determining the approval of such matter. If, with respect to any shares, a broker or other nominee submits a proxy indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other nominee does not have discretionary authority to vote such shares (a "broker non-vote") on one or more proposals, those shares will not be treated as present and entitled to vote for purposes of determining the approval of any such proposal.

                               SECURITY OWNERSHIP

     The information set forth below regarding beneficial ownership of the Common Stock has been presented in accordance with rules of the Securities and Exchange Commission (the "Commission") and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership of Common Stock includes any shares as to which a person has the sole or shared voting power or investment power and also any shares that a person has the right to acquire within 60 days from the date set forth below through the exercise of any stock option or other right ("currently exercisable options").

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of September 26, 2000, information regarding the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each director and each nominee to the Board, (iii) each of the executive officers of the Company named in the Summary Compensation Table under "Executive Compensation," and (iv) all directors, director nominees and executive officers of the Company as a group. Except as indicated, each person identified in the following table has sole voting and investment power with respect to the shares shown. Percentage ownership of Common Stock is based on 22,584,282 shares outstanding as of September 26, 2000.

                                                                               PERCENTAGE OF
                                                                                OUTSTANDING
                                                          SHARES OF COMMON        SHARES
                                                         STOCK BENEFICIALLY    BENEFICIALLY
NAME OF BENEFICIAL OWNER                                       OWNED               OWNED
------------------------                                 ------------------    -------------
Applied Printing Technologies, L.P.(1)(2)..............      4,985,000             22.1%
State of Wisconsin Investment Board(3).................      3,517,000             15.6
Capital Group International, Inc.(4)...................      2,742,700             12.1
Dimensional Fund Advisors, Inc.(5).....................      1,198,500              5.3
Mortimer B. Zuckerman(1)...............................             --               --
Fred Drasner(1)........................................             --               --
Marne Obernauer, Jr.(6)................................        524,799              2.3
Diane Romano(7)........................................        135,000                *
Louis Salamone, Jr.(7).................................        101,000                *
Jonathan Swindle(8)....................................             --               --
Derek Ashley(7)........................................         60,000                *
Martin D. Krall(7).....................................        105,000                *
John R. Harris(7)......................................         16,250                *
David R. Parker(9).....................................         39,000                *
Howard Stringer(10)....................................         55,000                *
Linda J. Wachner(10)...................................         65,000                *
John Zuccotti(7).......................................         35,000                *
John W. Dreyer.........................................             --               --
Joseph D. Vecchiolla...................................             --               --
John R. Walter.........................................             --               --
All directors, director nominees and executive officers
  as a group (16 persons)(11)..........................      6,256,049             26.9%

---------------
   * Represents holdings of less than 1%.

 (1) Applied Printing Technologies, L.P. ("Applied Printing") is a limited partnership in which Mr. Drasner, the Company's Chairman and a director, is a minority limited partner and Mr. Zuckerman, Chairman of the Company's Board, beneficially owns the remaining limited partnership interests, and Mr. Zuckerman is the sole stockholder of the corporate general partner and a corporate limited partner. Messrs. Zuckerman and Drasner comprise the board of directors of the corporate general partner of Applied Printing. Mr. Zuckerman is the sole stockholder of the corporate general partner and therefore can change at any time the members of the board of directors of that entity. Consequently, Mr. Zuckerman indirectly will be able to exercise substantial influence over the outcome of all matters submitted to a vote of the Company's stockholders, including election of the members of the Company's Board, amendment of the Company's Restated Certificate of Incorporation and the consummation of a merger, sale of substantially all of the Company's assets or other significant corporate transactions. The address of Applied Printing is 77 Moonachie Avenue, Moonachie, New Jersey 07074.

 (2) Shares shown are reported on a Schedule 13D dated April 26, 1996, as amended on September 4, 1997, November 26, 1997, September 1, 1998, October 5, 1998, and November 25, 1998, filed with the Commission. Voting power with respect to such shares is held by Mr. Zuckerman.

 (3) Shares shown are reported on a Schedule 13G dated February 10, 2000, and amended March 10, 2000, and on a Form 13F dated August 14, 2000, filed with the Commission by State of Wisconsin Investment Board. The address of this person is P.O. Box 7842, Madison, Wisconsin 53708.

 (4) Shares shown are reported on a Schedule 13G dated February 8, 1999, and amended August 9, 1999 and February 10, 2000, filed with the Commission by Capital Group International, Inc. ("Capital") on behalf of itself and Capital Guardian Trust Company ("Capital Trust"). Capital is the parent holding company of Capital Trust, a bank, which may be deemed the beneficial owner of the shares reported on the Schedule 13G through its service as investment manager of certain institutional accounts. Capital Trust has voting power over only 2,046,500 of the shares reported. Capital and Capital Trust disclaim beneficial ownership of the shares of Common Stock covered by the Schedule 13G. The address of the above persons is 11100 Santa Monica Boulevard, Los Angeles, California 90025.

 (5) Shares shown are reported on a Form 13F dated August 29, 2000, filed with the Commission by Dimensional Fund Advisors, Inc. The address of this person is 1299 Ocean Avenue, Santa Monica, California 90401.

 (6) Includes an aggregate of 7,200 shares held by Mr. Obernauer, Jr., as trustee, for trusts created for the benefit of his two sons, a niece, and a nephew over which Mr. Obernauer, Jr. has sole voting and investment power.

 (7) Represents shares of Common Stock issuable upon exercise of currently exercisable options.

 (8) Left the employment of the Company in November 1999.

 (9) Includes 35,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(10) Includes 45,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(11) Does not include Mr. Swindle. Includes 712,250 shares of Common Stock issuable upon exercise of currently exercisable options.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

NOMINEES FOR ELECTION AS DIRECTORS

     The Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company provide that the members of the Board are to be elected at the annual meeting of the stockholders. The number of directors that will constitute the entire Board as of the conclusion of the annual meeting is twelve.

     If elected, the director nominees will serve a one-year term to expire at the 2001 annual meeting of stockholders or until their successors are elected and qualified or their earlier resignation or removal. The Board has nominated the following twelve persons for election to the Board: Mortimer B. Zuckerman, Fred Drasner, Derek Ashley, John W. Dreyer, John R. Harris, Martin D. Krall, Marne Obernauer, Jr., David R. Parker, Howard Stringer, Joseph D. Vecchiolla, John R. Walter and John Zuccotti.

     Approval of the nominees requires the affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting. In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the Board may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

     Biographical information concerning each of the director nominees is presented on the following pages.

                      NOMINEES FOR ELECTION FOR 2000 TERM

                                                                     DIRECTOR
NAME                                                          AGE     SINCE
----                                                          ---    --------
Mortimer B. Zuckerman.......................................  63       1996
Fred Drasner................................................  57       1995
Derek Ashley................................................  40       1999
John W. Dreyer..............................................  62         --
John R. Harris..............................................  51       1996
Martin D. Krall.............................................  59       1996
Marne Obernauer, Jr.........................................  57       1998
David R. Parker.............................................  57       1998
Howard Stringer.............................................  58       1996
Joseph D. Vecchiolla........................................  44         --
John R. Walter..............................................  53         --
John Zuccotti...............................................  63       1998

     Mortimer B. Zuckerman, Chairman of the Board of the Company, has been Chairman of the Board of Directors and a principal stockholder of Boston Properties, Inc., a national real estate development and management company, since 1970. He has been Chairman of U.S. News & World Report, L.P. ("U.S. News") and Editor-in-Chief of U.S. News & World Report since 1985, Chairman of Daily News, L.P. ("Daily News") and Co-Publisher of the New York Daily Newssince 1993, and served as Chairman of The Atlantic Monthly Company from 1980 to 1999. Mr. Zuckerman has served as Chairman of Fast Company Media Group, L.L.C. ("Fast Company") and President of FC Holdings, L.L.C., its majority owner, since January 1999. Mr. Zuckerman also serves as a director of Snyder Communications, Inc. ("Snyder"), Loews Cineplex Entertainment Corporation and Chase Manhattan Bank National Advisory Board.

     Fred Drasner, Chairman and a director of the Company, served as Chief Executive Officer of the Company from 1996 until April 2000. Mr. Drasner has been co-owner of Pro-Football, Inc., d/b/a The

Washington Redskins, since July 1999. He has been the Chief Executive Officer of Daily News and Co-Publisher of the New York Daily News since 1993, Co-Chairman of U.S. News since 1998, Chief Executive Officer of U.S. News from 1985 to 1998, and President of U.S. News from 1985 to 1997, Chairman and Chief Executive Officer of Applied Printing since 1988, and served as Co-Chairman from 1998 to 1999 and Vice Chairman and Chief Executive Officer from 1986 to 1998 of The Atlantic Monthly Company. Mr. Drasner has served as Co-Chairman of Fast Company since January 1999. Mr. Drasner was also senior counsel to Shaw Pittman, formerly known as Shaw Pittman Potts & Trowbridge, until his resignation in April 1996. Mr. Drasner also serves as a director of Snyder and Ventiv Health, Inc.

     Derek Ashley, Vice Chairman, Chief Executive Officer, Chief Operating Officer and a director of the Company, joined the Company in May 1999 following the acquisition by the Company of Wace Group Limited (formerly Wace Group Plc ("Wace")), of which Mr. Ashley was Group Chief Executive. Wace operated an international network of digital imaging businesses and provided digital services in the areas of prepress, color management, interactive multimedia services and print procurement. Mr. Ashley served as Group Chief Executive of Wace from June 1998 until its acquisition by the Company. Prior to that, Mr. Ashley served as President and Chief Executive Officer of Seven Worldwide, Inc., a wholly-owned subsidiary of Wace, from July 1997 and as European Managing Director of Wace from 1995.

     John W. Dreyer has been Chairman of the Board since 1978 and Chief Executive Officer since 1977 of Pitman Company, a graphic arts and image supplier. He also served as President of Pitman Company until 1998 and Chief Operating Officer until 1994. Mr. Dreyer is also a director of Presstek, Inc.

     John R. Harris has been President, Chief Executive Officer, and a director of Ztango.com, a wireless Internet software and services company, since September 1999 and Chairman of the Board of Directors since April 2000. Previously, Mr. Harris was a Corporate Vice President at Electronic Data Systems Corp. ("EDS") from 1997 through March 1999 where he was responsible for marketing and corporate strategy. From 1989 to 1997, he served as President of the Communications Industry Group at EDS where he was responsible for four business units directed toward wirelines, wireless, media and interactive services markets. Mr. Harris also serves as a director of CapRock Communications Corp. and Ventiv Health, Inc.

     Martin D. Krall, Executive Vice President, Chief Legal Officer, Secretary and a director of the Company, has been Executive Vice President, Chief Legal Officer, and Secretary of Daily News, Applied Printing and U.S. News since January 1995. Mr. Krall served as Executive Vice President, Chief Legal Officer, and Secretary of The Atlantic Monthly Company from 1995 to 1999. Mr. Krall has served as Executive Vice President, Chief Legal Officer and Secretary of Fast Company and FC Holdings, L.L.C., its majority owner, since January 1999. Prior to 1995, Mr. Krall was a partner in the law firm of Shaw Pittman, formerly known as Shaw Pittman Potts & Trowbridge, where he was a member of the Management Committee from 1978 to 1994, and Vice Chairman of such Committee from 1991 to 1994. From 1995, Mr. Krall was also senior counsel to Shaw Pittman until his resignation in April 1996.

     Marne Obernauer, Jr., Vice Chairman and a director of the Company, served as Chairman of the Board of Directors of Devon Group, Inc. ("Devon") from 1986 and Chief Executive Officer of Devon from 1980 until Devon's merger with and into a wholly-owned subsidiary of the Company in May 1998. Mr. Obernauer also serves as a director of The Advest Group, Inc.

     David R. Parker is a founder and Managing General Partner of Interprise Technology Partners, L.P., a venture capital fund focused on Internet and information technology investments established in January 1999. From 1992 through May 1998, Mr. Parker was Chairman of ProSource Distribution Services, Inc., a food service distributor, which was acquired by AmeriServe, Inc. in May 1998. In May 1998, Mr. Parker became Vice Chairman of AmeriServe, Inc., overseeing the integration of ProSource into AmeriServe. He served in this capacity until he resigned his officer position in August 1998 and his position on AmeriServe's Board of Directors in November 1999. Mr. Parker also serves on the Board of Directors of Tupperware Corporation and World Commerce Online, Inc.

     Howard Stringer has been the Chairman and Chief Executive Officer of Sony Corporation of America since December 1998 and served as its President from 1997 to December 1998. From 1995 to 1997,

Mr. Stringer was Chairman and Chief Executive Officer of Tele-TV, a joint venture among NYNEX, Pacific Telesis, and Bell Atlantic to provide home video delivery through telephone lines. Before joining Tele-TV, Mr. Stringer was President of CBS/Broadcast Group from 1988 to 1995 where he oversaw all broadcast operations, including news, sports, entertainment, and network-owned stations. Mr. Stringer serves on the Board of Directors of Loews Cineplex Entertainment Corporation and TiVo Inc.

     Joseph D. Vecchiolla, Senior Vice President and Chief Financial Officer of the Company, joined the Company in May 2000. From February 1999 through April 2000 he served as Vice President of Marketing and Vice President of Finance at Favorite Brands International, which was acquired by Nabisco in November 1999. Favorite Brands International filed for protection under Chapter 11 of the U.S. Bankruptcy Code in March 1999. From May 1997 until February 1999 he served as President of Old Greenwich Capital Corporation. From June 1993 through December 1997 he served in various capacities at Bird Corporation, beginning as Senior Vice President and Chief Financial Officer (June 1993 through September 1993), then President, Chief Operating Officer, and Chief Financial Officer (September 1993 through January 1994), then President and Chief Executive Officer (January 1994 through April 1995), and finally Chairman of the Board of Directors (May 1995 through December 1997). Concurrent to his tenure at Bird Corporation, from May 1995 through December 1997, Mr. Vecchiolla served as Senior Vice President of Corporate Finance at S.N. Phelps & Co., Vice President and Chief Financial Officer of Wyatt Energy Corp., President of American Modular Technologies, LLP, and Vice President and Chief Financial Officer of Commonwealth Oil of Puerto Rico, LLP.

     John R. Walter has been Chairman of Ashlin Management Corporation, a management consulting firm, since December 1997, and Chairman of the Board of Manpower, Inc., an employment services company, since April 1999. From November 1996 through July 1997, he served as President and Chief Operating Officer of AT&T Corp. Mr. Walter was Chairman and Chief Executive Officer from 1989 to October 1996 and President from 1987 to 1991 of R.R. Donnelley & Sons Company, a print and digital information management, reproduction and distribution company. Mr. Walter also serves on the Board of Directors of Abbott Laboratories, Celestica, Inc., Deere & Company, Jones Lang LaSalle, Inc. and Manpower, Inc.

     John Zuccotti has been Chairman of Brookfield Financial Properties, Inc. (formerly World Financial Properties) since 1996 and in 1998 was appointed Vice Chairman of Brookfield Properties Corporation. Mr. Zuccotti has served as President and Chief Executive Officer of Olympia & York Companies (USA) from January 1990 until its reorganization in November 1996, at which time Brookfield Financial Properties, Inc. was formed to carry on a portion of the principal business of Olympia & York Companies (USA). Various entities affiliated with Olympia & York Companies (USA) filed for protection under Chapter 11 of the U.
S. Bankruptcy Code, starting in 1992. Olympia & York Companies (USA) was reorganized in 1996 and all bankruptcy proceedings were completed as of 1997. Mr. Zuccotti has been a senior counsel at Weil, Gotshal & Manges LLP since 1997. Mr. Zuccotti also serves as a director of eight funds of The Dreyfus Corporation, a director of Empire Blue Cross and Blue Shield, and a trustee of Columbia University.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board held seven meetings during the Company's 1999 fiscal year and also took action seven times by unanimous written consent. During fiscal year 1999, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period he or she served as a director and the total number of meetings held by each committee of the Board on which he or she served (during the period for which he or she served), except Messrs. Harris and Stringer, who attended 67% and 63%, respectively, of the meetings of the Board and the committees of which they were members.

     The Board currently has a standing Audit Committee and a standing Compensation Committee. It does not currently have a standing nominating committee.

     The Audit Committee currently consists of Messrs. Harris, Parker and Zuccotti and Linda J. Wachner. The Audit Committee met once during fiscal year 1999. The Audit Committee is responsible for recommending to the full Board the selection of the Company's independent public accountants, reviewing the scope of the plans and the results of the audit engagement, reviewing the independence of the public accountants, considering the range of audit and non-audit fees, reviewing the adequacy of the Company's internal accounting controls and exercising oversight with respect to the Company's code of conduct and other policies and procedures regarding adherence with legal requirements. As part of its determination to play a larger role in the financial affairs of the Company, and in accordance with rules recently promulgated by the Commission, the Audit Committee has adopted a charter that will govern its operation. In accordance with such charter, the Audit Committee will meet at least four times a year, commencing in 2000.

     The Compensation Committee, which met once during fiscal year 1999 and also took action four times by unanimous written consent, currently consists of Ms. Wachner and Messrs. Harris, Stringer, Parker and Zuccotti. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's officers and administering the Company's stock option plans.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of the Company or its affiliates ("nonemployee directors") receive from the Company $1,000 for each Board or committee meeting attended and reimbursement of expenses incurred in attending such meetings. Directors are also eligible to receive options to purchase Common Stock under the Company's 1998 Incentive Compensation Plan, as amended and restated (the "Incentive Compensation Plan").

     Under the Incentive Compensation Plan, employees, nonemployee directors, certain affiliated persons and independent contractors of the Company may be granted cash awards, options to purchase Common Stock, stock appreciation rights, stock awards, stock units, performance shares, and performance units. Options to purchase Common Stock granted under the Incentive Compensation Plan have a term of ten years and, except for those granted to nonemployee directors, vest over a five-year period pursuant to a vesting schedule determined by the committee administering the plan or, in lieu thereof, a vesting schedule specified in the plan. Under this plan, each nonemployee director is granted options to purchase 25,000 shares of Common Stock upon commencement of his or her service as a director that vest ratably over a two-year period. In addition, each nonemployee director then in office is automatically granted, on the anniversary date of his or her commencement of service as a director, a fully-vested, non-qualified option to purchase 5,000 shares of Common Stock at a per-share exercise price equal to its fair market value on such date. In April 1999, Messrs. Harris and Stringer and Ms. Wachner each received grants of options to purchase 5,000 shares of Common Stock at an exercise price of $7.063 per share. In May 1999, Messrs. Parker and Zuccotti each received grants of options to purchase 5,000 shares of Common Stock at an exercise price of $10.563 per share. In April 2000, Messrs. Harris and Stringer and Ms. Wachner each received grants of options to purchase 5,000 shares of Common Stock at an exercise price equal to $6.000 per share. In May 2000, Messrs. Parker and Zuccotti each received grants of options to purchase 5,000 shares of Common Stock at an exercise price equal to $3.063 per share.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to the Chief Executive Officer of the Company and to each of the six other most highly compensated executive officers (the "Named Executive Officers") for fiscal years 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                            ANNUAL COMPENSATION            ------------
                                     ----------------------------------     NUMBER OF
                                                           OTHER ANNUAL     SECURITIES      ALL OTHER
                                     SALARY      BONUS     COMPENSATION     UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR      ($)        ($)          ($)          OPTIONS(#)         ($)
---------------------------  ----    -------    -------    ------------    ------------    ------------
Fred Drasner                 1999    778,846         --             (1)           --              --
  Chairman and Former        1998    300,000         --             (1)           --              --
  Chief Executive Officer    1997    300,000         --             (1)           --              --

Martin D. Krall              1999    348,000(2) 100,000(2)          (1)           --              --
  Executive Vice President,  1998           (2)        (2)        --         100,000              --
  Chief Legal Officer, and   1997           (2)        (2)        --              --              --
  Secretary

Louis Salamone, Jr.(3)       1999    327,772         --             (1)           --              --
  Former Senior Vice         1998    259,401         --             (1)       65,000              --
  President and Chief        1997    240,000         --             (1)           --              --
  Financial Officer

Marne Obernauer, Jr.         1999    311,538         --             (1)           --              --
  Vice Chairman              1998    162,355(4)      --       30,817(5)           --              --
                             1997         --         --           --              --              --

Diane Romano(6)              1999    309,462         --       33,092(7)           --              --
  President, e-business and  1998    275,339         --       32,581(7)           --              --
  publications divisions     1997    250,000         --       33,381(7)           --              --

Derek Ashley Vice            1999    231,461(8) 400,000       52,010(9)      300,000              --
  Chairman, Chief            1998         --         --           --              --              --
  Executive Officer,         1997         --         --           --              --              --
  and Chief Operating
  Officer

Jonathan Swindle             1999    230,481         --       43,847(10)          --         225,000(11)
  Former Senior Vice         1998     90,000(12)      --      24,865(10)     100,000              --
  President,                 1997         --         --           --              --              --
  Administration

---------------
 (1) The Named Executive Officer received perquisites or other personal benefits in the years shown, although the value of these benefits did not exceed in the aggregate the lesser of $50,000 or 10% of his salary and bonus in such year.

 (2) Mr. Krall does not receive compensation directly from the Company. The 1999 amounts shown reflect reimbursement of the affiliate that employs Mr. Krall in accordance with the shared services agreement with such affiliate, plus reimbursement of the affiliate for work performed by Mr. Krall in 1999 for the Company in connection with the Wace acquisition and payment of a bonus. In 1998 and 1997 the

Company reimbursed its affiliates $115,000 and $90,000, respectively, for legal services provided to the Company by such affiliate, of which Mr. Krall's services were a part. The Company is not able to determine how much of the reimbursement in those years was attributable to Mr. Krall's services.

 (3) Mr. Salamone's employment ceased on August 3, 2000. In connection with such termination, Mr. Salamone received a severance payment equal to one year's salary.

 (4) Mr. Obernauer, Jr. commenced employment with the Company in May 1998, following the merger of Devon, of which Mr. Obernauer, Jr. was Chief Executive Officer, with and into a wholly-owned subsidiary of the Company.

 (5) The amount shown includes $25,325 as payment of professional fees for tax and accounting services provided to Mr. Obernauer, Jr., as well as an imputed amount for use of a Company-owned automobile.

 (6) Ms. Romano served as President of the Company from 1996 through March 2000.

 (7) The amount shown represents payment by the Company of apartment rent for a residence in New York City maintained partially for the Company's benefit and the reimbursement for a leased automobile and automobile insurance.

 (8) Mr. Ashley commenced employment with the Company in May 1999, following the Company's acquisition of Wace, of which Mr. Ashley was Group Chief Executive.

 (9) The amount shown includes payment by the Company of $40,810 of apartment rent for a residence in Chicago maintained partially for the Company's benefit, as well as reimbursement for a leased automobile and automobile insurance and payment of health club dues.

(10) The amount shown represents payment by the Company of apartment rent and related expenses for a residence in New York City maintained partially for the Company's benefit.

(11) The amount shown represents amounts received by Mr. Swindle as severance payments. Mr. Swindle's employment ceased on November 26, 1999.

(12) Mr. Swindle commenced employment with the Company in June 1998.

STOCK OPTION GRANTS IN FISCAL YEAR 1999

     No stock options were granted during fiscal year 1999 to Named Executive Officers, other than Derek Ashley. The following table sets forth information concerning the stock options granted during 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                     INDIVIDUAL GRANTS                     ANNUAL RATE OF
                                      -----------------------------------------------        STOCK PRICE
                                      NUMBER OF    % OF TOTAL                             APPRECIATION FOR
                                      SECURITIES    OPTIONS                                  OPTION TERM
                                      UNDERLYING   GRANTED TO   EXERCISE                ---------------------
                                       OPTIONS     EMPLOYEES     PRICE     EXPIRATION      5%          10%
NAME                                   GRANTED      IN 1999      ($/SH)       DATE         ($)         ($)
----                                  ----------   ----------   --------   ----------   ---------   ---------
Derek Ashley........................   300,000        64.5(1)    12.00      5/24/09     1,256,386   4,132,984

---------------
(1) Based on total grants of options to purchase 465,000 shares of Common Stock.

     No Named Executive Officer exercised stock options in fiscal year 1999. The following table sets forth information concerning the number and value of unexercised stock options granted to Named Executive Officers at December 31, 1999.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND

                       1999 FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                        OPTIONS AT                     OPTIONS AT
                                                    FISCAL YEAR-END(#)             FISCAL YEAR-END($)
NAME                                            (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
----                                            ---------------------------    ---------------------------
Fred Drasner..................................            --/--                       --/--
Martin D. Krall...............................        65,000/115,000                  --/--
Louis Salamone, Jr............................        63,000/102,000                  --/--
Marne Obernauer, Jr...........................            --/--                       --/--
Diane Romano..................................        90,000/90,000                   --/--
Derek Ashley..................................            --/300,000                  --/--
Jonathan Swindle..............................        20,000/80,000                   --/--

EXECUTIVE EMPLOYMENT CONTRACTS

     In May 1999, the Company entered into an employment agreement with Mr. Ashley, pursuant to which Mr. Ashley was to receive an annual base salary of $400,000, a discretionary bonus that was to be no less that $100,000 for the first twelve months of his employment, and a grant of options to purchase shares of Common Stock. In May 2000, in connection with Mr. Ashley's appointment as Chief Executive Officer of the Company, the Compensation Committee resolved to increase Mr. Ashley's salary to $600,000 and to pay Mr. Ashley a bonus of $400,000 in the event certain performance criteria were satisfied. In addition, the Committee resolved to change the expiration of the term of Mr. Ashley's agreement from May 2001 to the earlier of May 2002 or a change of control of the Company. Mr. Ashley's agreement contains a noncompete provision applicable during the term (and any extensions thereof) and extends for a period of the longer of two years from commencement of employment or six months after termination of employment with the Company, except in the event Mr. Ashley's employment is terminated by the Company without cause, in which case the noncompete provision terminates. The agreement also contains a nonsolicitation provision applicable during the term (and any extensions thereof) and for one year after termination of employment with the Company.

     The Company has also entered into an agreement with Ms. Romano extending the term of her employment agreement with the Company for the three-year period from April 2000 through March 2003. During such extended term, Ms. Romano will serve as President of the Company's e-business divisions and the publications divisions of its content management business. Ms. Romano's agreement contains a noncompete provision applicable during the term (and any extensions thereof) and a nonsolicitation provision applicable during the term (and any extensions thereof), and for one year after termination of her employment with the Company. The agreement provides for an annual base salary of $325,000, a bonus upon attainment of certain objectives and options to purchase shares of Common Stock.

CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In March 2000, the Company announced that it had retained an investment banking firm to explore the Company's strategic alternatives to enhance value for the Company's stockholders, including the possible sale of the Company. In order to incentivize the Company's key personnel to remain with the Company and otherwise make themselves available to the Company to assist in the process, in March 2000 the Compensation Committee approved payments to four key personnel in the event of the sale of the Company and the satisfaction of certain conditions. In August 2000, the Board decided that it would no longer actively pursue a sale of the Company, but would continue to pursue other strategic alternatives. Consequently, the Compensation Committee resolved that such personnel would no longer be eligible for such payments in the event of a sale of the Company, although in certain limited circumstances, if a sale occurred prior to May 8, 2001, Mr. Salamone would be entitled to $500,000 pursuant to the terms of the Agreement and General Release, effective June 4, 2000, between the Company and Mr. Salamone.

     Mr. Ashley's agreement contains a provision that requires the Company to continue to pay Mr. Ashley's base salary and provide certain employee benefits for the shorter of the remaining term of the agreement or six months, in the event that Mr. Ashley's employment is terminated by the Company without cause.

     Ms. Romano's employment agreement contains provisions that require the Company to make a cash payment to Ms. Romano equivalent to the amount of base salary provided for in the agreement for the longer of the remaining term of the agreement or two years in the event that Ms. Romano's employment is terminated by the Company without cause or if Ms. Romano resigns for good reason, which includes termination of employment following a change in control of the Company. In addition, under either of these circumstances Ms. Romano would also be entitled to receive a cash payment equal to the aggregate amount by which the market value of the Common Stock as of the date of the termination exceeds the exercise price of any nonvested stock options held by Ms. Romano and to the continuation of certain employee benefits. In the event that Ms. Romano is employed by the Company on March 31, 2003 and a new agreement is not entered into extending the term of the existing employment agreement, Ms. Romano would be entitled to receive a cash payment equal to one year's base salary and the continuation of employee benefits for one year.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                          OF DIRECTORS OF THE COMPANY
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under the Company's incentive plans. The objectives of the Compensation Committee are to correlate executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long term success of the Company.

BASE SALARY

     Base salaries of the executive officers are established by evaluating the requirements of the position and the contribution of the executive with respect to Company performance and the executive's responsibilities. In determining executive officer salaries, the Compensation Committee generally sets base salaries at or below competitive levels, with total potential compensation (including bonuses and stock options) targeted at or above competitive levels. The Compensation Committee relies on, among other things, recommendations from the Chief Executive Officer in making such determinations.

     Mr. Drasner, the Company's Chief Executive Officer in 1999, received a base salary of $750,0000 in 1999. Mr. Drasner did not receive a bonus with respect to 1999. In the view of the Compensation Committee, based on a report prepared by an independent consulting firm, Mr. Drasner's base salary is comparable to the median base salary awarded by comparable companies to their chief executive officers. The Compensation Committee did not make any stock option or other stock-based incentive awards to Mr. Drasner during 1999.

     Since the Company's initial public offering, Mr. Krall, the Company's Executive Vice President, Chief Legal Officer and Secretary, has not received any compensation from the Company; all compensation was received from an affiliate of the Company that employs Mr. Krall. In light of the substantial amount of time Mr. Krall devotes to Company matters, in January 1999 the Company and the affiliate entered into an agreement pursuant to which the Company is required to reimburse this affiliate for a portion of Mr. Krall's compensation, benefits and costs. See "Compensation Committee Interlocks and Insider Participation and Certain Transactions -- Shared Services Agreement." In 1999, the Company reimbursed this affiliate $175,000 for Mr. Krall's compensation in accordance with the terms of the agreement. In addition, the Company reimbursed the affiliate $173,000 in 1999 for compensation for work performed by Mr. Krall in connection with the acquisition of Wace and $100,000 for a bonus payment to Mr. Krall.

ANNUAL CASH BONUSES

     The Company may pay annual cash bonuses to its executive officers based on such factors as the Compensation Committee may consider relevant in any given year. No cash bonuses were awarded in 1999, other than that paid to Mr. Ashley in connection with his employment agreement and the reimbursement to the Company's affiliate for Mr. Krall's bonus as noted above.

LONG-TERM INCENTIVES

     The Compensation Committee believes that equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options under the Company's incentive plans. The Compensation Committee determines the size and frequency of option grants for executive officers after consideration of recommendations of the Chief Executive Officer. Such recommendations are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each executive officer to the Company and previous option grants to such executive officers. Stock options granted to executive officers are generally nonqualified stock options with exercise prices that equal or exceed the fair market value of the Company's Common Stock on the date of grant and vest in increments over a period of three to five years.

     In 1999, the Compensation Committee awarded Mr. Ashley options to purchase 300,000 shares of Common Stock at an exercise price of $12.00. Mr. Drasner is eligible to receive stock options under the terms of the Company's incentive plans; however, the Compensation Committee has not granted stock options to Mr. Drasner given his substantial interest in the Company through his limited partnership interest in Applied Printing.

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. The Committee's policy is to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy. Compensation attributable to stock options granted under the Company's stock incentive plans currently is excluded from the $1 million limit as "qualified performance-based compensation" under the rules contained in applicable Treasury regulations. None of the Company's executive officers received compensation in 1999 in excess of the limits imposed under Section 162(m). The Compensation Committee intends to continue to qualify compensation attributable to stock options as "qualified performance-based compensation" within the meaning of Section 162(m).

                                          COMPENSATION COMMITTEE

                                          John R. Harris, Chairman
                                          David Parker
                                          Howard Stringer
                                          Linda Wachner
                                          John Zuccotti

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                     PARTICIPATION AND CERTAIN TRANSACTIONS

     Mr. Zuckerman beneficially owns the shares of the Company's Common Stock owned by Applied Printing and beneficially owns a majority of U.S. News and Daily News. Additionally, Mr. Drasner is a minority limited partner of Applied Printing, U.S. News and Daily News. The following is a description of certain transactions between the Company and Applied Printing, U.S. News, and Daily News, respectively.

CONTENT MANAGEMENT AND DIGITAL IMAGING SERVICES FOR AFFILIATES

     The Company provides content management services to U.S. News under an agreement that expires December 31, 2000, and is renewable annually thereafter by mutual agreement of the parties. In addition, the Company provides content management services to a New York Daily News periodical, digital archiving services to the New York Daily News, and certain advertising make-up and related graphic services for Daily News' publications, all under agreements which are renewable annually by mutual agreement of the parties. The Company also provides content management services to Applied Printing under an agreement that expires December 31, 2004. In order to secure this agreement, the Company paid $500,000 to Applied Printing in 1999. The Company also performs additional services for U.S. News, Daily News, and Applied Printing on a per-project basis.

     The Company's 1999 revenues included approximately $5,513,000, $3,525,000, and $3,970,000 for services performed for each of U.S. News, Daily News, and Applied Printing, respectively. Included in this revenue figure for 1999 is $299,000 recognized under an agreement by Agile Enterprise, Inc., a wholly-owned subsidiary of the Company, to license certain software to U.S. News.

SHARED SERVICES AGREEMENT

     The Company entered into a shared services agreement in 1999 with U.S. News and Daily News, under which both U.S. News and Daily News provide legal, computer, and administrative services to the Company. Under this agreement, the Company pays a percentage of the costs associated with U.S. News and Daily News employees who provide such services to the Company based on the percentage of each such employee's total time that is devoted to Company-related matters, including costs for services provided by Mr. Krall. See "Report of the Compensation Committee of the Board of Directors of the Company on Executive Compensation -- Base Salary." The term of the agreement is for one year and is renewable annually. During 1999, the Company incurred charges of approximately $1,514,000 for such services.

     The Company also received certain merger and acquisition services from Daily News personnel in 1999 for which the Company was charged $280,000.

OTHER TRANSACTIONS

     The Company subleases space at the headquarters of U.S. News in Washington, D.C., from U.S. News. Such space is used primarily to perform content management services for U.S. News. The amount incurred by the Company for the sublease in fiscal year 1999 totaled approximately $205,000 and corresponds to the amounts U.S. News is required to pay for space under the prime lease.

     The Company leases additional space at its corporate headquarters from U.S. News, for which the Company incurred charges of $184,000 in 1999.

     The Company has used certain Daily News space at its New York location, for which the Company incurred charges of $156,000 in 1999.

     Applied Printing provides printing services to the Company on a per-project basis. In 1999, the Company incurred charges of approximately $2,962,000 for such services.

     The Company engaged the law firm of Weil, Gotshal & Manges LLP, at which John Zuccotti, a director of the Company, is senior counsel, to perform legal services for the Company in 1999 and 2000.

     Pitman Company, of which John W. Dreyer, a nominee for director, is Chairman of the Board and Chief Executive Officer, is a distributor of film and other graphic arts materials. In 1999, the Company purchased approximately $25,000,000 of such materials from Pitman Company. The Company believes that the terms for its purchases of such materials are no less favorable to the Company than those that could be obtained from another vendor.

VENDOR AGREEMENT

     The Company is a major purchaser of film and other graphic arts materials used in its manufacturing process, much of which it purchases through Pitman Company. See "Compensation Committee Interlocks and Insider Participation and Certain Transactions -- Other Transactions." Because of the dollar amount of the products it purchases, the Company has been in a position to enter into arrangements with manufacturers of such products pursuant to which the manufacturers pay rebates and, in some instances, prepay to the Company a rebate based upon a specified dollar volume of products purchased by the Company over a given time period. The Company is entitled to retain the prepaid amount in full if it purchases the stated volume, and would be obligated to repay all or a portion of the amount depending on the difference between the stated volume and the volume actually purchased.

     In 1995, pursuant to an agreement with one of its manufacturers, the Company received prepaid rebates aggregating approximately $2.7 million, which has been and will be earned based on purchases made and to be made from 1996 through 2000. The Company expects approximately $596,000 of rebates earned in 1999 to be applied to its obligation related to prepaid rebates. The agreement was extended by the parties, effective July 1, 1998, through December 31, 2001. Minimum purchase obligations have been satisfied to date, and the Company expects, through its normal purchasing requirements, to purchase the amounts necessary to earn rebates with respect to the period through 2001 in excess of the amount to be deducted by the manufacturer.

     In connection with this agreement, the manufacturer's affiliate loaned $15 million to Mr. Zuckerman. The loan, which matured on December 31, 1998, bore interest at the lender's commercial paper rate and was repaid in full by Mr. Zuckerman in January 1999. The Company believes that the terms for its purchases of the products covered by this agreement are no less favorable to the Company than those that could be obtained from another vendor or manufacturer.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph and table show the cumulative total stockholder return on the Common Stock compared to the Nasdaq Composite Stock Index and a self-constructed peer group index for the periods between April 17, 1996 (the date the Common Stock began trading on Nasdaq National Market) and December 31, 1999 (the last trading day in fiscal year 1999). The peer group index is composed of American Greetings Corporation (Class A), Cunningham Graphics International, Inc., Gibson Greetings, Inc., Master Graphics, Inc., Schawk, Inc. and Unidigital Inc., all of which are public companies with significant operations in the prepress or publishing industries. The total stockholder return on each company included in the peer group index has been weighted according to such company's capitalization at the beginning of each period. The graph assumes $100 was invested on April 17, 1996 in (1) the Common Stock, (2) the Nasdaq Composite Stock Index and (3) the peer group index, and assumes reinvestment of dividends.
[PERFORMANCE GRAPH AND CHART]

                                                    APPLIED GRAPHICS
                                                      TECHNOLOGIES                 PEER GROUP                    NASDAQ
                                                    ----------------               ----------                    ------
4/17/96                                                  100.00                      100.00                      100.00
6/28/96                                                  118.69                       98.69                      105.72
9/30/96                                                  111.21                      102.00                      109.46
12/31/96                                                 217.76                      106.36                      115.18
3/31/97                                                  264.49                      116.86                      109.00
6/30/97                                                  297.20                      133.71                      128.66
9/30/97                                                  420.56                      138.66                      150.39
12/31/97                                                 398.13                      141.57                      140.10
3/31/98                                                  359.81                      168.17                      163.77
6/30/98                                                  342.06                      181.29                      169.04
9/30/98                                                   93.46                      143.59                      151.12
12/31/98                                                 123.36                      141.09                      195.62
3/31/99                                                   56.07                       90.62                      219.60
6/30/99                                                   94.39                      102.73                      239.65
9/30/99                                                   64.49                       89.31                      245.00
12/31/99                                                  64.49                       84.36                      363.05

     The Nasdaq Composite Stock Index has been selected as a broad equity market index. The peer group identified above was selected because the Company believes that such group represents companies whose primary activities are in the content management or publishing industries. The Company performs certain other services, such as digital image archiving and broadcast media distribution services, that the peer group may not perform. The Company believes, however, that since approximately 78.7% of its 1999 revenues were from content management services and approximately 14.5% were from publishing services, the peer group selected provides a meaningful basis for comparison.

  APPROVAL OF SECOND CERTIFICATE OF AMENDMENT TO THE COMPANY'S FIRST RESTATED
           CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

                                (PROPOSAL NO. 2)

     The Board has unanimously approved, and recommends to the holders of the Common Stock that they approve, a two-for-five reverse stock split of the Common Stock (the "Reverse Stock Split"). If approved by the stockholders, the Reverse Stock Split may be effected in the manner described below.

     Upon the approval of this proposal by the stockholders of the Company, the proposed Second Certificate of Amendment of the Company's First Restated Certificate of Incorporation (the "Certificate of Amendment"), as set forth in Exhibit A to this Proxy Statement, will be filed with the Secretary of State of the State of Delaware to effectuate the Reverse Stock Split. Except for any changes as a result of the repurchase by the Company of fractional shares, each stockholder of the Company will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as each stockholder did immediately prior to the Reverse Stock Split. Subject to the receipt of the requisite stockholder approval, the Reverse Stock Split would be effective on the date on which the Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the "Effective Date"), which is expected to occur promptly following the Annual Meeting. A copy of the Certificate of Amendment is attached to this Proxy Statement as Exhibit A and incorporated into this Proxy Statement by this reference. At the Effective Date, each five shares of Common Stock issued and outstanding will, automatically and without further action by the Board or stockholders of the Company, be reclassified and converted into two shares of Common Stock. Fractional shares will not be issued as a result of the Reverse Stock Split, but will be repurchased by the Company for cash at the current fair market value of the fractional share interest. The cash payment for the fractional share interest will be calculated by multiplying the fractional share by the fair market value per share of Common Stock, which will be the closing sale price per share of Common Stock on the Nasdaq National Market (or any other listing or quotation system on which the shares of Common Stock are then listed or quoted) on the business day prior to the Effective Date. If this proposal is approved by the requisite vote of the stockholders of the Company, the Company intends to file the Certificate of Amendment promptly with the Secretary of State of the State of Delaware. However, notwithstanding the approval of the proposal by the stockholders of the Company, the Board may elect not to file, or to delay the filing of, the Certificate of Amendment if the Board determines that filing the Certificate of Amendment would not be in the best interests of the Company and its stockholders.

REASONS FOR THE REVERSE STOCK SPLIT

     The principal purpose of the Reverse Stock Split is to reduce the number of shares of the Common Stock outstanding in order to enable the Company to maintain compliance with the quantitative maintenance criteria of the Nasdaq National Market. The Reverse Stock Split will reduce the number of issued and outstanding shares of Common Stock, so it is anticipated that the principal effect of the Reverse Stock Split will be to increase the market price per share of the Common Stock after giving effect to the Reverse Stock Split, as compared with the market price per share of the Common Stock outstanding before giving effect to the Reverse Stock Split.

     A higher price per share should enable the Company to maintain compliance with the quantitative maintenance criteria of the Nasdaq National Market, which require that the bid price per share of the Common Stock equal or exceed $5 in order for the Common Stock to retain its designation as a Nasdaq National Market security. The Common Stock has recently traded at prices lower than $5 per share. If the Reverse Stock Split is not effected, it is likely that the Common Stock will lose its Nasdaq National Market designation and will then be quoted on another Nasdaq market, such as the Nasdaq SmallCap Market. Some institutional investors have policies that limit their ability in invest in stocks quoted on Nasdaq markets other than the Nasdaq National Market.

     The Company could have satisfied an alternative set of quantitative maintenance criteria of the Nasdaq National Market, which requires only a $1.00 per share minimum bid price, except that such alternative set of criteria requires the Company to have net tangible assets of at least $4 million. The Company's total net assets significantly exceed such level, but a large portion of such assets consists of goodwill, which is not a tangible asset. The Company recorded over $480 million of goodwill at the time of its acquisition of Wace and its merger with Devon. Because these business combinations were financed in large part with borrowings under the Company's credit facilities, the effect of the business combinations was to increase the Company's liabilities without a corresponding increase in its tangible assets. The difference between the acquisition price and the net tangible assets of the two acquired companies was recorded as goodwill.

     In addition, the Company believes that the current low price per share at which the Company's Common Stock is trading reduces the marketability of the Common Stock because certain brokerage firms and institutional investors are reluctant to recommend low-priced stock to their clients or hold them in their own portfolios. Investors may view low-priced stock as unattractive, more risky or more volatile than alternative investments. In addition, certain brokerage houses have policies and practices that discourage individual brokers within those firms from dealing in lower priced stocks. These policies and practices pertain, among other things, to payment of brokerage commissions and to time-consuming procedures that function to cause lower priced stocks to be less attractive to brokers from an economic point of view. In addition, since fixed-price brokerage commissions on lower priced stocks represent a higher percentage of the stock price than fixed-price commissions on higher priced stocks, the current price per share of the Common Stock may result in individual stockholders paying higher per-share transaction costs.

     For the reasons set forth above, the Board believes that the Reverse Stock Split is in the best interests of the Company and its stockholders, although the Company cannot assure you that the Reverse Stock Split will have any of the foregoing effects. The Company anticipates that, following consummation of the Reverse Stock Split, the Common Stock will trade at a price per share that is higher than the current market price per share of the Common Stock. HOWEVER, THERE CAN BE NO ASSURANCE THAT THE TOTAL MARKET CAPITALIZATION AND AGGREGATE VALUE OF THE PUBLIC FLOAT OF THE COMMON STOCK AFTER THE PROPOSED REVERSE STOCK SPLIT WILL BE EQUAL TO THE TOTAL MARKET CAPITALIZATION AND THE AGGREGATE VALUE OF THE PUBLIC FLOAT BEFORE THE PROPOSED REVERSE STOCK SPLIT OR THAT THE MARKET PRICE FOLLOWING THE REVERSE STOCK SPLIT WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE. IN SOME CASES, THE TOTAL MARKET CAPITALIZATION OF A COMPANY FOLLOWING A REVERSE STOCK SPLIT IS LOWER, AND MAY BE SUBSTANTIALLY LOWER, THAN THE TOTAL MARKET CAPITALIZATION BEFORE THE REVERSE STOCK SPLIT. IN ADDITION, THE FEWER NUMBER OF SHARES THAT WILL BE AVAILABLE TO TRADE WILL CAUSE THE TRADING MARKET OF THE COMMON STOCK TO BECOME LESS LIQUID, WHICH COULD HAVE AN ADVERSE EFFECT ON THE PRICE OF THE COMMON STOCK.

     After the effectiveness of the Reverse Stock Split, each stockholder will own 40% of the number of shares of Common Stock as such stockholder owned prior to the Reverse Stock Split, but will own the same percentage of the outstanding shares of Common Stock of the Company, except for the effects of the Company's repurchase of fractional share interests at the then current fair market value. The number of shares of Common Stock that may be purchased upon the exercise or conversion of outstanding options, warrants, and other securities convertible into or exchangeable for shares of Common Stock of the Company (collectively, the "Convertible Securities") and the per share exercise or conversion price per share will be adjusted appropriately so that, as of the Effective Date, the aggregate number of shares of Common Stock issuable in respect of Convertible Securities immediately following the Effective Date will be approximately 40% of the number issuable in respect thereof immediately prior to the Effective Date and the aggregate exercise and conversion prices thereunder will remain unchanged. As a result of the Reverse Stock Split, certain stockholders may own "odd lots" of fewer than one hundred (100) shares of Common Stock. Brokerage commissions and other costs of transactions for odd lots may be higher than for "round lot" transactions, particularly on a per-share basis. The par value of the Common Stock of $.01 per share will remain unchanged as a result of the Reverse Stock Split. The number of outstanding shares of Common Stock will be reduced by 60% and by such additional number to account for the repurchase by the Company of fractional share interests that otherwise would result from the Reverse Stock Split. Accordingly, the aggregate par value of the issued and outstanding shares of Common Stock, and therefore the stated capital associated with the Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the Reverse Stock Split is effected, all share and per-share information in the Company's financial statements will be restated to reflect the Reverse Stock Split for all periods presented in future filings after the Effective Date with the Commission and the Nasdaq Stock Market.

EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

     If the Reverse Stock Split is approved by the stockholders of the Company, the combination and reclassification of shares of Common Stock pursuant to the Reverse Stock Split will automatically occur on the Effective Date without any further action on the part of the stockholders and regardless of the date on which the certificates representing the share of Common Stock are physically surrendered to the Company for exchange. Every five issued and outstanding shares of Common Stock would be converted and reclassified into two shares of Common Stock in the Reverse Stock Split, and any fractional share interests resulting from such reclassification and combination would be repurchased by the Company for cash at a price equal to the fair market value of the Common Stock multiplied by such fractional share interest. The "fair market value" of the Common Stock means the closing price per share as reported on the Nasdaq National Market (or on such other quotation system or exchange on which the Common Stock is then quoted or listed for trading) on the business day immediately preceding the Effective Date. The ownership of a fractional share interest in a share of Common Stock will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

     As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of Common Stock for use in forwarding to the Company stock certificates for surrender and exchange for certificates representing the number of shares of Common Stock to which such holder is entitled and the cash payment (to be paid by check) for any fractional share interest. The transmittal forms will be accompanied by instructions specifying the details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of Common Stock prior to the effectiveness of the Reverse Stock Split, in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of Common Stock to which such holder is entitled as a result of the Reverse Stock Split, and a check for the cash payment to which such holder is entitled as a result of the repurchase by the Company of fractional share interests, if any. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

     As of the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date (an "existing certificate") will be deemed canceled and, for all corporate purposes, will be deemed only to evidence ownership of the number of shares of Common Stock into which the shares of Common Stock evidenced by such existing certificates have been converted by the Reverse Stock Split.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences to stockholders of the Company of the Reverse Stock Split. The following summary discussion is based upon the Internal Revenue Code of 1986 (the "Code"), Treasury regulations thereunder, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled, or modified at any time, possibly with retroactive effect. There can be no assurance that such changes will not adversely affect the matters discussed in this summary. No ruling from the Internal Revenue Service ("IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

     The Company believes that the Reverse Stock Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code and as a stock-for-stock exchange under Section 1036(a) of the Code. As a result, the Company believes that no gain or loss should be recognized by a stockholder in the Reverse Stock Split, except with respect to any cash received in lieu of fractional share interests. The aggregate tax basis of the shares of Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder's aggregate basis in the Common Stock held immediately prior to the Reverse Stock Split. Generally, the aggregate tax basis will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the shares of Common Stock received in exchange in the Reverse Stock Split. Shares of Common Stock received should have the same holding period as the Common Stock surrendered. Each stockholder who receives cash, if any, in lieu of fractional share interests will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis allocable to such fractional shares.

     This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person. Each stockholder should consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws. It is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor with respect to the effect of the Reverse Stock Split on his or her personal tax situation, the effect of possible future legislation and regulations, and the reporting of information required in connection with the Reverse Stock Split on his or her own tax returns. It also will be the responsibility of each stockholder to prepare and file appropriate tax returns.

VOTE REQUIRED

     Approval of this proposal requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock issued and outstanding on September 26, 2000. If this proposal is approved by the stockholders, it will become effective upon filing and recordation of the Certificate of Amendment with the Secretary of State of the State of Delaware. IF THIS PROPOSAL IS NOT APPROVED, THE REVERSE STOCK SPLIT WILL NOT BE IMPLEMENTED. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSED CERTIFICATE OF AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT.

                            INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP will serve as independent accountants of the Company for the fiscal year ending December 31, 2000. Audit services performed for the Company during fiscal year ended December 31, 1999 included examination of the Company's financial statements. Deloitte & Touche LLP has informed the Company that it has no material direct or indirect interest in the Company.

     Deloitte & Touche LLP has acted as the Company's independent accountants since 1996. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Commission and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. In addition, under Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of the Common Stock and other equity securities of the Company. Such reporting persons are required by rules of the Commission to furnish the Company with copies of all Section 16(a) reports (specifically, Forms 3, 4 and 5) they file. Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for the last fiscal year, the Company believes that all of its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1999.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Pursuant to rules of the Commission, in order for stockholder proposals to be included in the Company's proxy statement and proxy for the 2001 annual meeting of stockholders, such proposals must be received by the Secretary of the Company at the Company's principal office in New York City no later than June 12, 2001.

     Any stockholder proposal not included in the proxy materials disseminated by the management of the Company for the Company's 2001 annual meeting in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after August 25, 2001. Management proxies will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not included in such proxy materials for the Company's annual meeting unless (a) the Company receives notice of such proposal by the date set forth above and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

                                          By Order of the Board of Directors,

                                          /s/ Martin D. Krall
                                          MARTIN D. KRALL
                                          Secretary

Dated: October 10, 2000
   STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT
                PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                       EXHIBIT A

                        SECOND CERTIFICATE OF AMENDMENT
                                       OF
                  FIRST RESTATED CERTIFICATE OF INCORPORATION
                  AFTER THE PAYMENT OF ANY PART OF THE CAPITAL
                                       OF
                      APPLIED GRAPHICS TECHNOLOGIES, INC.

     It is hereby certificated that:

          1. The name of the corporation (hereinafter called the "Corporation") is Applied Graphics Technologies, Inc.

          2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 12, 1995.

          3. The Corporation's Certificate of Incorporation was restated by the First Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 18, 1995.

          4. The Corporation's First Restated Certificate of Incorporation was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 27, 1998.

          5. A resolution declaring this Second Certificate of Amendment of the First Restated Certificate of Incorporation advisable and submitting such Second Certificate of Amendment to the vote of the stockholders of the Corporation was duly adopted by the Board of Directors of the Corporation at a meeting thereof on September 19, 2000, and such Second Certificate of Amendment has been duly adopted by the vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the annual meeting of the stockholders of the Corporation on November 21, 2000 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

          6. The First Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article V thereof and substituting in lieu of said Article the following new Article V as follows:

                                   ARTICLE V

                                  COMMON STOCK

             Each five shares of Common Stock of the Corporation, par value $0.01, that are issued and outstanding on the date and at the time at which the Second Certificate of Amendment of First Restated Certificate of Incorporation (the "Second Certificate of Amendment") becomes effective shall be and are, by means of the Second Certificate of Amendment, automatically and without any further action on the part of the stockholders of the Corporation converted into and reconstituted as two fully-paid and non-assessable shares of Common Stock of the Corporation, par value $0.01, subject to the treatment of fractional interests as described below, with a resultant simultaneous change in the amount of stated capital and additional paid-in capital of the Corporation. Each holder of a certificate or certificates which, immediately prior to the effective date of the Second Certificate of Amendment pursuant to and in accordance with the General Corporation Law of the State of Delaware (the "Effective Date"), representing outstanding shares of Common Stock prior to the Effective Date shall be entitled to receive a certificate representing the number of new shares of Common Stock to which such holder shall be entitled as a result of the Second Certificate of Amendment upon presentation of the certificate representing the outstanding shares prior to the Effective Date to the Corporation's transfer agent for cancellation and exchange.

             No scrip or fractional certificates will be issued upon such conversion and reconstitution. The number of shares of Common Stock issuable upon the effectiveness of the Second Certificate of Amendment shall be rounded down to the nearest whole share if a fractional share interest in a share of Common Stock would, except for the provisions of the preceding sentence, be deliverable upon such conversion and reconstitution. The Corporation shall pay an amount in cash equal to the fair market value of such fractional interest to each holder of shares of Common Stock to whom such fractional interest would have been deliverable. Such fair market value will be determined by multiplying the fractional interest by the closing sale price per share of the Common Stock on the Nasdaq National Market (or such other quotation or listing system on which the Common Stock may then be listed or quoted) on the business day immediately preceding the Effective Date. Such cash payment would be made upon the surrender to the Corporation's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional share interest in a share of Common Stock will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

             Except as required by law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. Except as required by law, the holders of shares of Common Stock shall be entitled to one vote per share of Common Stock on all matters on which stockholders of the Corporation have the right to vote.

          IN WITNESS WHEREOF, APPLIED GRAPHICS TECHNOLOGIES, INC. has caused this Second Certificate of Amendment to be signed by its Executive Vice
     President, Chief Legal Officer and Secretary on this      day of
                 , 2000.

                                          MARTIN D. KRALL
                                          Executive Vice President,
                                          Chief Legal Officer and Secretary

                       APPLIED GRAPHICS TECHNOLOGIES, INC.


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 21, 2000.

The undersigned hereby appoints Fred Drasner, Martin D. Krall and Joseph D. Vecchiolla, and each of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of Common Stock that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the Annual Meeting (including all adjournments thereof) of Stockholders of Applied Graphics Technologies, Inc. to be held on November 21, 2000, at 10:00 a.m. local time, at the Harmonie Club, 4 East 60th Street, New York, New York 10022.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

                     (Continued and to be dated and signed on the reverse side.)

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL

PROPOSAL 1:  ELECTION OF DIRECTORS

      [] FOR all nominees     []  WITHHOLD AUTHORITY to                      [] EXCEPTIONS*
         listed below             vote for all nominees listed below

Nominees:  Derek Ashley, Fred Drasner, John W. Dreyer, John R. Harris, Martin
D. Krall, Marne Obernauer, Jr., David R. Parker, , Howard Stringer, Joseph D. Vecchiolla, John R. Walter, John Zuccotti and Mortimer B. Zuckerman

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

* EXCEPTIONS:  ______________________________________________________________

PROPOSAL 2: APPROVAL OF SECOND CERTIFICATE OF AMENDMENT TO THE COMPANY'S FIRST RESTATED CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

      [ ]FOR           [ ]AGAINST             [ ]ABSTAIN


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                              CHANGE OF ADDRESS AND OR COMMENTS MARK HERE [ ]

NOTED: Please sign as name appears hereon. Joint owners EACH must sign. When signing as attorney, trustee, executor, administrator or guardian, please give your FULL title. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf. If a partnership, please sign in partnership name by an authorized person.

DATE: _____________________________

(Signature) X:    __________________________________

(Signature) X:    __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. This voting instruction is requested by Dreyfus Trust Company in conjunction with a proxy solicitation by the Board of Directors of Applied Graphics Technologies, Inc.


        Please read the enclosed Proxy Statement and the Annual Report to
                       Shareholders for more information.


                      CONFIDENTIAL VOTING INSTRUCTION FORM
                            TO: DREYFUS TRUST COMPANY
        TRUSTEE FOR THE APPLIED GRAPHICS TECHNOLOGIES 401(k) SAVINGS PLAN


          PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING


The undersigned hereby instructs Dreyfus Trust Company as Trustee of the above plans, to vote in person or by proxy at the Annual Meeting of the Shareholders of Applied Graphics Technologies, Inc. to be held on November 21, 2000, and at any postponements thereof, all shares of Common Stock of Applied Graphics Technologies, Inc. for which the undersigned shall be entitled to instruct, in the manner specified on the other side hereof.


Dreyfus Trust Company will vote the shares represented by this Voting Instruction Form if it is properly completed, signed, and received by Dreyfus Trust Company before 5:00 p.m. EST on November 16, 2000. Please note that if this Voting Instruction Form is not properly completed and signed, or it is not received by Dreyfus Trust Company as indicated above, the shares allocated to the participant's account will not be voted.


Dreyfus Trust Company makes no recommendations regarding any voting instruction.





                              Dated __________________________, 2000





                              _______________________________________
                                            Signature



          PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING


             PLEASE VOTE BY MARKING THE APPROPRIATE BOXES BELOW.


                        FOR ALL      WITHHOLD         FOR ALL


                                                      (EXCEPT AS MARKED TO THE
                                                      CONTRARY AT LEFT)

                          [ ]          [ ]                   [ ]

Nominees

      1. DEREK ASHLEY
      2. FRED DRASNER
      3. JOHN W. DREYER
      4. JOHN R. HARRIS
      5. MARTIN D. KRALL
      6. MARNE OBERNAUER, JR.
      7. DAVID R. PARKER
      8. HOWARD STRINGER
      9. JOSEPH D. VECCHIOLLA
     10. JOHN R. WALTER
     11. JOHN ZUCCOTTI
     12. MORTIMER B. ZUCKERMAN



_______________________________________________________
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "FOR ALL EXCEPT" BOX ABOVE AND WRITE THAT NOMINEE'S NAME BELOW.)


2. APPROVAL OF SECOND CERTIFICATE OF AMENDMENT TO THE COMPANY'S FIRST RESTATED CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT


                            FOR          AGAINST               ABSTAIN

                            [ ]            [ ]                   [ ]




IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


           (Continued and to be dated and signed on the other side)